Exhibit 10.34

                           EMPLOYMENT,
                 NONCOMPETITION, CONFIDENTIALITY
                    AND CONSULTING AGREEMENT


           This  Employment, Noncompetition, Confidentiality  and
Consulting  Agreement (this "Agreement") is entered into  on  the
14th   day  of  November,  1997,  between  The  Reader's   Digest
Association, Inc., and Thomas A. Belli (the "Employee").

                           WITNESSETH:

           WHEREAS, the Employee is currently a consultant to The Reader's Digest Association, Inc. and has been previously employed by The Reader's Digest Association, Inc. in a number of positions, including President of QSP, Inc., a wholly-owned subsidiary of The Reader's Digest Association, Inc.; and

           WHEREAS, The Reader's Digest Association, Inc. and the Employee desire that the Employee be re-employed as the President of QSP, Inc. and desire to set forth certain terms of the Employee's employment with the Company (as that term is hereinafter defined in Section 1 below); and

           WHEREAS, in order to protect the business interests of the Company, The Reader's Digest Association, Inc. desires the Employee to undertake certain obligations not to compete with the Company during and following the Employee's employment with the Company; and

           WHEREAS, in order to further protect the Company's business interests, The Reader's Digest Association, Inc. desires the Employee to undertake certain other obligations, including to preserve and protect the Company's Confidential/Proprietary Information, as defined in this Agreement; and

           WHEREAS, The Reader's Digest Association, Inc. and the Employee wish to provide for the terms and conditions of a consulting arrangement, under which the Employee will provide consulting services to the Company following termination of the Employee's employment with the Company; and

            WHEREAS, nothing contained in this Agreement is intended to change the Company's employment at-will policy whereby the Company may at any time change the Employee's job title, duties, compensation, and other terms and conditions of employment and either the Employee or the Company may terminate the Employee's employment with the Company at any time and for any reason.

           NOW,  THEREFORE, in consideration of the premises  and
the   mutual  covenants  and  agreements  contained  herein,  The
Reader's Digest Association, Inc. and the Employee agree as follows:

           1. Definitions. For all purposes of this Agreement, the following terms shall have the definitions set forth below:

           "Affiliate"  shall mean, with respect to The  Reader's
Digest Association, Inc., any other person or entity that, directly or indirectly, is controlled by, controls, or is under common control with The Reader's Digest Association, Inc.

           "Business" shall mean any and all aspects of the business being conducted, planned to be conducted or contemplated to be conducted by QSP, Inc., QSP Distribution Services, Inc., and Quality Services Products, Inc. in the Territory described below, including but not limited to the sale or promotion of products or services, the procurement of products or services, the fulfillment of orders for products or services, the provision of services, including fund-raising activities, and the distribution of products.

           "Company"  shall mean The Reader's Digest Association,
Inc., and all of its parents, divisions, subsidiaries, and Affiliates, and shall also include QSP, Inc., QSP Distribution
Services, Inc., and Quality Services Products, Inc.

           "Customers" shall mean all persons (including sponsors and contact persons and their successors), schools, classes, clubs, organizations, associations, groups of persons and entities of any type which are as of the date of his Agreement, were at any time during the two-year period immediately preceding the date of this Agreement, were at any time during the Noncompetition Period, and/or were at any time during the two-year period immediately preceding the application or enforcement of this Agreement, customers of QSP, Inc. or Quality Services Products, Inc., or were solicited or serviced for fund raising purposes by sales representatives or agents of QSP, Inc. or Quality Services Products, Inc. for the benefit, in whole or in part, of QSP, Inc. or Quality Services Products, Inc. during any such periods of time.

           "Noncompetition Period" shall mean any time during which the Employee is an employee of the Company and a period of three years after the termination of the Employee's employment with the Company, regardless of whether termination of the employment relationship is with or without cause, or voluntary or involuntary. If, during such three-year period, the Employee engages in a violation of any provision of this Agreement, the Noncompetition Period shall continue to run for a three-year period beginning from the date of the last violation.

           "Territory" shall mean (i) the town of Ridgefield, Connecticut, (ii) Fairfield County, Connecticut, (iii) the town of New Castle, New York, (iv) Westchester County, New York, (v) the area within a 75-mile radius of QSP, Inc.'s Ridgefield, Connecticut offices, (vi) the area within a 75-mile radius of The Reader's Digest Association, Inc.'s New Castle, New York's offices, (viii) each and every county in the United States where QSP, Inc.'s sales representatives do Business as of the date of this Agreement, did Business at any time during the two-year period immediately preceding the date of this Agreement, did Business during the Noncompetition Period, and/or did Business during the two-year period immediately preceding the application or enforcement of this Agreement; and (vii) each and every county and district in Canada where Quality Services Products, Inc.'s sales representatives do Business as of the date of this Agreement, did Business at any time during the two-year period immediately preceding the date of this Agreement, did Business during the Noncompetition Period, and/or did Business during the two-year period immediately preceding the application or enforcement of this Agreement.

          2.   Employment Terms

                a. Position. Subject to the Employee's ability to document his identity and authorization to work pursuant to the Immigration Reform and Control Act, and a negative result on the Employee's drug test, the Employee shall be employed as the President of QSP, Inc. The Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar capacity, subject to the provisions herein and as otherwise determined by the President, Reader's Digest USA. The Employee shall report directly to President, Reader's Digest USA or as otherwise determined by the Chief Executive Officer of RDA. The Employee acknowledges that his employment with the Company is at will, and the Company reserves the right to terminate the Employee at any time, with or without cause. The Employee further acknowledges and agrees that the Employee must adhere to the following during his employment:

    regular and open communication with the President, Reader's
    Digest USA (or successor thereto); regular attendance at staff meetings;
    Employee to promote to all QSP employees the close alliance of QSP and RDA;
    general strategy and budget must be agreed to by President, Reader's Digest USA (or successor thereto) and adhered to beginning with FY'98 profit and revenue targets already agreed upon;
     QSP's Operations, Information Systems, Finance, Human
     Resources and Public Relations departments and personnel will have oversight by Readers' Digest functions. Any changes of senior level personnel at QSP in these organizations will require the approval and support of the Reader's Digest function head as well as the President, Reader's Digest USA (or successor thereto) or her designee;

    All organization changes must be approved by President, Reader's Digest USA (or successor thereto) or her designee;

    Any recommended changes in policy, procedure, organization structure or major personnel changes must be approved by President, Reader's Digest USA (or successor thereto) or her designee;

    Annual compensation plans (salary, bonus, options) as well as any "special arrangements" to employees or schools require written approval of President, Reader's Digest USA (or successor thereto) or her designee;

    Full support and cooperation in QSP's move to Pleasantville expected to occur in the very near future.

                b.    Obligations.  The Employee agrees to devote
his full business time and attention to the business and affairs of QSP, Inc. (together with QSP Distribution Services, Inc., and Quality Services Products, Inc.). The foregoing, however, shall not preclude the Employee from serving on charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Employee's responsibilities hereunder.

                c. Base Salary. The Company agrees to pay or cause to be paid to the Employee commencing upon the Employee's hire date a base salary at the rate of $250,000 per year (hereinafter referred to as the "Base Salary"), as may be adjusted from time-to-time in accordance with the Company's policy, payable on a bi-weekly basis. The parties agree that upon commencement of payment to the Employee of his base salary hereunder, all payments due to the Employee under Section 3 of the Agreement between the Employee and The Reader's Digest Association, Inc. dated February 18, 1994 (the "1994 Agreement") shall cease and the Employee hereby waives all claims with respect thereto.

                d. Employee Benefits. The Employee shall be entitled to participate in all employee benefit plans, policies and programs maintained by The Reader's Digest Association, Inc. and made available to executives in salary grade 18 and as may be in effect and amended or terminated from time-to-time (except as specifically provided herein). The Employee's participation in such plans, policies and programs shall be on the same basis and terms as are applicable to executives of the Company in salary grade 18 generally. With respect to the Employee's prior employment with the Company, the Employee will be treated in accordance with the terms of each applicable benefit plan. The Employee will be eligible to receive an annual bonus with a target equivalent to that of an employee in grade level 18 participating in the Company's Management Incentive Compensation Plan (whether as a participant in that Plan or otherwise, at the Company's discretion), based on goals established by the Company (the target for fiscal year ending June 30, 1998 is $90,000). In addition, the Company shall recommend to the Compensation and Nominating Committee of the Board of Directors of The Reader's Digest Association, Inc. that the Employee receive a grant of 10,000 stock options under the Company's Key Employee Long Term Incentive Plan as soon as practical following employment on such terms as the Company shall determine in its sole discretion.

                e. Payment Upon Execution. In addition to the consideration provided in Section 3.b., below, and the other consideration set forth in this Agreement, The Reader's Digest Association, Inc. shall pay the Employee, within 15 days following execution of this Agreement by all parties, the sum of One Hundred Thousand Dollars ($100,000.00).

               f. The Employee represents and warrants that the execution and performance of this Agreement will not violate or conflict with any agreement or arrangement to which the Employee is a party or with any other of Employee's obligations.

           3. Consulting Arrangement and Waiver of Severance Pay. Upon termination of the Employee's employment with the Company for any reason other than cause as hereinafter defined in
Section 3.f., the Company shall, for a three-year period, engage and retain the Employee as a consultant and the Employee agrees to serve as a consultant for such three-year period on the following terms and conditions:

                 a. The Employee shall provide consulting services to the Company from time to time at the request of the Company with respect to such matters relating to the Business as the Company shall from time to time determine. Such consulting services shall not generally require more than one hundred hours per three-month period. The Employee may, during the course of his or her consulting arrangement, engage or be interested in any activity that is not in violation of Section 4 of this Agreement.

               b. As compensation for such consulting services, the Employee shall be paid, on no less frequently than a monthly basis, the same amount of salary per month as the Company paid the Employee in the last full month immediately preceding the termination of the Employee's employment with the Company, except as provided in Section 3.e., below. The Employee shall be reimbursed for all reasonable and necessary expenses incurred in the course of providing such consulting services, in accordance with and subject to the Company's policies with respect to reimbursement of expenses and upon presentation of expense vouchers in such detail as the Company may from time to time require in accordance with such policies; provided that such expenses were expressly authorized in writing by the Company prior to being incurred by the Employee. It is expressly understood and agreed that during any period in which the Employee is serving as a consultant, he or she shall not be an employee of the Company or treated or regarded as an employee of the Company. It is further understood and agreed that, when serving as a consultant, the Employee shall have no authority to bind the Company and the Employee shall not hold himself out as having such authority. At any time during which the Employee serves as a consultant, he shall be an independent contractor. During the three-year period referred to in this section, the Employee shall not be entitled to any employee benefits under any employee benefit plans or programs of the Company -- except:

                     (i)   the  Company will pay the premiums  on
behalf of the Employee for continuation coverage required to be offered pursuant to Section 602 of ERISA (commonly referred to as "COBRA") under the Company's medical and dental plan(s) and up to an additional 18 months for any period subsequent to such initial continuation period that the Employee is permitted under the terms of such plan(s) to continue participation; and

                      (ii)   such  benefits  that  are  generally
available to former employees of the Company, but only if the Employee fulfills all eligibility and participation requirements of such plans or programs.

It is understood by the Employee that he may not be eligible to participate in the existing medical and dental plans(s) after his employment with the Company has terminated, and it is further understood by the Employee that the Company is not obligated to amend any such plan(s) and is not guaranteeing that he will be eligible to participate in such plan(s) as a former employee.

                c. The Employee shall have no obligation to serve as a consultant during any periods of time in the three-year period when the Employee is engaged or interested on a full-time basis in any activity that is not in violation of Section 4 of this Agreement. During such periods, however, the Company shall continue to pay the compensation set forth in Section 3.b., above, except as provided in Section 3.e., below.

                d.    The  monthly payments set forth in  Section
3.b., above, shall continue to be paid to the Employee or his estate in the event of the Employee's disability or death, except as provided in Section 3.e., below.

                e. The Company shall have no obligation to make any payments or further payments under this Section 3 if the Employee, during the Noncompetition Period, engages in any acts or omissions constituting (i) proven embezzlement, dishonesty or fraud; (ii) conviction of or plea of nolo contendere to a crime involving the property, business relationships or employees of the Company or involving moral turpitude; (iii) material breach or violation of the Employee's obligations under this Agreement;
(iv)  material breach of any fiduciary duty owed to the  Company;
(v) material violation of The Reader's Digest Code of Conduct or any violation of those sections of The Reader's Digest Code of Conduct relating to insider trading; (vi) material breach of The Reader's Digest Proprietary Information Policy; or (vii) conspiracy against the Company. Neither the Employee's obligations under this Agreement nor the length of the Noncompetition Period shall be affected by any of the acts or omissions described in this Section 3.e. or by the Company's exercise of its rights under this Section 3.e.

               f.   For purposes of this Agreement, "cause" shall
mean any of the following: The Employee's (i) proven embezzlement, dishonesty or fraud; (ii) conviction of or plea of nolo contendere to a crime involving the property, business relationships or employees of the Company or involving moral turpitude; (iii) material breach or violation of the Employee's obligations under this Agreement; (iv) willful failure or refusal to perform the Employee's duties and responsibilities; (v) material breach of the Employee's fiduciary duty to the Company;
(vi) material violation of The Reader's Digest Code of Conduct or any violation of those sections of the Reader's Digest Code of Conduct relating to insider trading; (vii) material breach of the Reader's Digest Proprietary Information Policy; (viii) conspiracy against the Company; or (ix) inability to perform the Employee's job duties as a result of alcoholism or drug abuse, consistent with applicable law. The Company shall have no obligation to engage the Employee as a consultant or to make any payments under
Section 3.b., above, if the Employee's employment is terminated for cause. Neither the Employee's obligations under this Agreement nor the length of the Noncompetition Period shall be affected by a termination for cause or by the Company's exercise of its rights under this Agreement in the event of a termination for cause.

                g. The Employee hereby waives all rights, and forever releases and discharges the Company from any and all claims, to any severance payments or other benefits under (i) The Reader's Digest Association, Inc. Severance Plan for Senior Management, (ii) the Severance Pay Policy available to employees of The Reader's Digest Association, Inc., and (iii) any and all other salary continuation or severance pay plans or programs of any nature or kind. This waiver and release shall not apply to the Supplemental Retirement Benefit Agreement ("SRB Agreement") between the Employee and The Reader's Digest Association, Inc. dated August 17, 1988, as amended August 10, 1992.

            4. Agreement Not to Compete. During the Noncompetition Period and within the Territory, the employee shall not, directly or indirectly, whether paid or unpaid, engage or be interested -- whether as owner, investor (other than as a holder of less than 2% by value of the outstanding equity securities of any publicly traded company), partner, lender, officer, director, proprietor, consultant, advisor, employee, agent, sales representative, participant, or otherwise -- in any activity or enterprise that is competitive with the Business. Without limiting the foregoing, assistance in the preparation or prosecution of any claim against the Company by present or former customers, employees, officers, consultants, and/or suppliers shall be deemed to be an "activity or enterprise that is competitive with the Business."

           5. Agreement Not to Solicit Customers. The Employee acknowledges that QSP, Inc.'s and Quality Services Products, Inc.'s relationships with Customers constitute the goodwill of the Business and that such relationships have been developed over a long period of time at substantial expense and with substantial effort on the part of QSP, Inc. and Quality Services Products, Inc. During the Noncompetition Period, the Employee shall not, directly or indirectly, or through any business, activity or enterprise in which the Employee is engaged or interested -- whether as owner, investor, partner, lender, officer, director, proprietor, consultant, advisor, employee, agent, sales representative, participant or otherwise -- (i) solicit or otherwise communicate with any Customer for any purpose that is competitive with the Business (except on behalf of the Company during the Employee's employment or consulting arrangement with the Company); (ii) induce or influence any Customer, supplier or other person that has a business relationship with QSP, Inc. or Quality Services Products, Inc. or any sales representative that has an employment relationship with or represents QSP, Inc. or Quality Services Products, Inc. to discontinue or reduce the extent of such relationship; or (iii) assist or cause any other person or entity to engage in any of the actions in which the Employee is prohibited from engaging under this Section.

           6. Agreement Not to Disparage the Company. The Employee shall not, at any time during the Noncompetition Period and at any time thereafter, directly or indirectly commit any act that may tend to deprive the Company of its goodwill or disparage the Company or its products, services, business practices, employees, officers, directors, consultants, sales representatives or accounts, or any person or entity that has a business relationship with the Company or the Company's relationships with any such person or entity.

           7. Agreement Not to Employ or Engage Employees or Sales Representatives. During the Noncompetition Period, the
Employee shall not, directly or indirectly or through any business, activity or enterprise in which the Employee is engaged or interested -- whether as owner, investor, partner, lender, officer, director, consultant, advisor, employee, agent, sales representative, participant or otherwise -- employ or engage or otherwise solicit or contact for the purpose of employing or engaging any person who is then or was at any time within the Noncompetition Period an employee, consultant, sales representative or agent of the Company.

          8. Records of the Company. The Employee acknowledges that all the records, documents, accounts, sales literature, manuals (training, personnel, employment, or otherwise), pamphlets, and other written materials relating to the Business (collectively, the "Records") are the sole and exclusive property of the Company and are of great value to the Company. The
Employee shall not, upon termination of employment with the Company, directly or indirectly remove or copy any such Records. Upon termination of the Employee's employment with the Company, whether voluntary or involuntary, the Employee agrees to surrender to the Company all Records and copies thereof within seven days following the termination of employment. The Employee also agrees not to retain any such Records, including any copies thereof, unless expressly approved in writing by the Vice President, Human Resources, of The Reader's Digest Association, Inc. Upon termination of the Employee's employment with the Company, whether voluntary or involuntary, the Employee agrees to participate in an exit interview, at which time the Employee may be asked whether, and if requested the Employee agrees to certify under oath that, the Employee has surrendered to the Company all Records and has complied with all of the other provisions of this Agreement.

          9.   Confidential/Proprietary Information.

                 a.     The   Employee  acknowledges   that   all
information, knowledge and data, whether in a tangible or intangible form, concerning (i) Customers, the identity and size of Customers, (ii) the identity of other employees of the Company and sales representatives employed by or representing QSP, Inc. and Quality Services Products, Inc., (iii) sales and marketing information of the Company, (iv) the Company's arrangements, contracts and relationships with its suppliers, distributors, facilitators and fulfillment houses, (v) costs, purchase and pricing information of the Company, (vi) business, financial, public relations or technical information, (vii) any matter that gives the Company an advantage over its competitors or over persons outside the Company seeking to learn more about the Company's business or operations, (viii) the business plans, strategic plans, practices, concepts, ideas, research, techniques, methods, and procedures of the Company, (ix) the know-how developed, used, and contemplated for use in connection with the Business and (x) actual or potential claims or suits by or against the Company (collectively, "Confidential/Proprietary Information") belongs to the Company, is confidential and/or proprietary, has been obtained by the company at great cost and over a long period of time and is of great value to the Company. The term Confidential/Proprietary Information shall not include any information, knowledge or data that is or becomes common knowledge within the industry (other than through a violation or breach of this Agreement or violation or breach of any other obligation of confidentiality by any person or entity) or is obtained by the Employee from third parties who obtained such information (other than through a violation or breach of any agreement or other obligation of confidentiality). The fact that Confidential/Proprietary Information has been disclosed to a limited number of outsiders by the Company shall not deprive the information, knowledge or data of its proprietary or confidential status. The Employee acknowledges that he has or will become privy to such Confidential/Proprietary Information by virtue of his employment with the Company.

                b. For as long as the Employee is in possession of any Confidential/Proprietary Information (including during and after the Noncompetition Period), the Employee shall hold and maintain in strict confidence, and shall not directly or indirectly use, divulge, furnish or make accessible to any person or entity not expressly authorized by the Company to receive such information, any Confidential/Proprietary Information.

                c. In the event the Employee or anyone on the Employee's behalf are served with or subject to a legal demand, legal obligation, court order or request for disclosure of any Confidential/Proprietary Information, the Employee shall provide The Reader's Digest Association, Inc. with notice as soon as practicable and use his best efforts (at the Company's expense) to oppose and/or adjourn any such disclosure and to afford the Company the opportunity to oppose such disclosure lawfully.

           d. The Employee agrees that the terms of this Agreement are confidential and may not be disclosed to any third party other then his legal and financial advisors and immediate family (spouse and children) who shall in turn agree not to disclose the terms to any third party.

          10.  Enforcement.

                a.   The Employee acknowledges that any breach of
Sections 1 through 9 of this Agreement would result in immediate and irreparable injury to the Company for which the Company will not have any adequate remedy at law. The Company shall be entitled, in addition to all other remedies, to a temporary and permanent injunction and/or decree for specific performance of the terms of Sections 1 through 9 of this Agreement, without the necessity of showing any actual damages, posting a bond or furnishing other security.

                 b. The Employee hereby consents to the jurisdiction over his or her person in the State of Connecticut and agrees that service of a summons and complaint by mail to the address listed in Section 13 shall be, or shall be deemed to be, effective service over his or her person, to the extent permitted by law. In addition, the Employee agrees that the courts located in the state of Connecticut shall be the exclusive forum for any dispute or claim arising under or in connection with this Agreement.

                c. In any action in which the Company obtains a preliminary or permanent injunction or any other relief, the
Company shall be entitled to a judgment or award for reimbursement of its legal costs, including but not limited to reasonable attorneys' fees.

               d.   The Company has the right, exercisable at any
time in its sole discretion, to seek enforcement of the provisions of this agreement for a period of time less than the Noncompetition Period and in areas less than the full Territory, to seek enforcement as to some but not all matters protected by this Agreement, and to seek partial enforcement of any matter protected by this Agreement.

           11. Severability. If any clause or provision of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of such clause or provision shall not be affected thereby and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court or other tribunal of competent jurisdiction construes any clause or provision of this Agreement, or any portion thereof, to be illegal, invalid or unenforceable, such court or tribunal shall, only to the extent necessary to ensure the legality, validity, or enforceability thereof, either strike or delete such clause or provision or portion thereof or reduce the duration, area, or other aspect of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          12.  Miscellaneous.

           a. All of the WHEREAS recitals set forth at the beginning of this Agreement are integral parts of this Agreement and are incorporated into this Agreement by reference.

           b. The Employee acknowledges that he is not relying on any representations, statements, promises, or other writings in entering into this Agreement, which sets forth the parties' final and entire agreement and supersedes any and all prior and contemporaneous understandings, obligations, agreements and representations with respect to the subject matter hereof, except for the SRB Agreement and the 1994 Agreement (as amended hereby), which continue in full force and effect.

           c. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, the Employee's heirs, administrators and legal representatives, but no right or obligation hereunder may be assigned or delegated, except by the Company to an entity that succeeds to or acquires any of the Company's assets, whether by purchase, merger, consolidation or otherwise. QSP, Inc. shall be deemed a third party beneficiary of this Agreement entitled to enforce the terms of this Agreement as if a party hereto.

           d. No failure or delay by either party in exercising any right, option, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, option, power or privilege.

          e. This Agreement may be amended, modified, waived or terminated only by a writing signed by The Reader's Digest
Association, Inc. and the Employee.

           f. This Agreement shall be governed by the internal laws of the State of Connecticut, and no other state's or country's laws shall apply, even if they would otherwise govern as a result of the application of the rules of Connecticut or any other state or country governing choice of laws.

          g. Neither party to this Agreement shall be deemed to have drafted any clause or provision of this Agreement for purposes of construing any clause or provision of this Agreement. The titles and headings of this Agreement and all sections of this Agreement are for purposes of convenience only, form no part of this Agreement, and shall not be used in interpreting this Agreement.

           h. By the Employee's signature below, the Employee acknowledges that he has had the opportunity to retain counsel of the Employee's own choosing in connection with his consideration of this Agreement, has had adequate opportunity and time to consider the terms of this Agreement, is fully aware of and fully understands all of the provisions of this Agreement and enters into this Agreement freely, voluntarily and without duress or coercion, physical or otherwise.

           i. The Employee shall disclose the existence of this Agreement to any person or entity that he seeks to have an interest in or become employed or retained by or affiliated or associated with during the Noncompetition Period. The Employee also agrees to promptly notify The Reader's Digest Association, Inc. in writing of the names, telephone numbers and addresses of each and every person and entity with whom he interviews or is in contact for purposes of future employment, retention, association, affiliation or ownership, if such person or entity engages in a business that in any manner competes with the Business. The Employee further agrees to notify promptly The Reader's Digest Association Inc. in writing of the name, telephone number and address of any person or entity that he plans or has agreed to become employed by, perform work for, provide services to, become associated or affiliated with, or have an interest in during the Noncompetition Period, regardless of whether such entity or person engages in a business that is competitive with the Business.

      13. Notices. All notices and communications under this Agreement shall be deemed to be given, and service shall be or shall be deemed to be effective, when received (a) personally by hand or (b) by Federal Express or its equivalent, addressed as follows:



               if to the Company:

               Vice President, Human Resources
               The Reader's Digest Association, Inc.
               Reader's Digest Road
               Pleasantville, New York  10570

               with a required copy to:

               General Counsel
               The Reader's Digest Association, Inc.
               Reader's Digest Road
               Pleasantville, New York  10570

               if to the Employee:

               Thomas A. Belli
               4 Taunton Hill Road
               Newtown, Connecticut  06470

or to such other address(es) as any party may furnish to the other in writing in accordance with this Section.

           IN  WITNESS  WHEREOF, The Reader's Digest Association,
Inc. and the Employee have executed this Agreement on the date first set forth above.

                               THE  READER'S DIGEST  ASSOCIATION,
INC.



                              By:  MARCIA M. LEFKOWITZ
                                      Marcia M. Lefkowitz
Date:  November 14, 1997

By:  THOMAS A. BELLI
     Thomas A. Belli






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